EXHIBIT 99.1

News

Merisel Announces Earnings for Fourth Quarter 2005 and Full Year 2005
New York, NY (Business Wire) March 31, 2006 - Merisel, Inc. (MSEL.pk): Merisel, a leading provider of visual communication and brand imaging solutions to the consumer products, retail, advertising and entertainment industries, today reported financial results for the fourth quarter and year ended December 31, 2005.

Merisel reported fourth quarter 2005 earnings of $.07 per share versus a loss of ($.25) for the fourth quarter of 2004, and full year 2005 earnings of $1.19 per share versus a loss of ($.32) per share in 2004. Excluding discontinued operations, Merisel reported earnings of $.15 per share in the fourth quarter 2005 versus a loss of ($.10) per share in the fourth quarter of 2004 and full year 2005 earnings of $.53 per share versus a loss of ($.44) per share in fiscal 2004. These comparative numbers are Merisel’s historical financial information prior to the application of predecessor accounting rules.

“We’re very pleased with the results for the quarter and for the full year” stated Donald R. Uzzi, Chairman and CEO. “Our revenue has shown solid growth fueled by entering new market segments, new clients and our acquisitions of Color Edge, Comp 24 and Crush Creative. These acquisitions have broadened our footprint of operations, increased client service offerings, and expanded our client base. Merisel is now a leading service provider in the visual communication and brand imaging solutions business. Our goal going forward is to leverage our people, knowledge, information and assets to meet and exceed the needs of our customers in getting their products to market faster, by providing their brand imaging medium of choice.”

Results of Operations

Merisel’s on-going operations represent three portfolio companies whose assets were acquired during 2005. (ColorEdge, Comp 24 and Crush Creative). As previously disclosed, the assets of ColorEdge and Comp 24 were acquired in March 2005 and the assets of Crush Creative were acquired in August 2005. As the Company had no operations immediately prior to making the ColorEdge and Comp 24 asset acquisitions, based on applicable predecessor accounting rules, historical comparisons below are made to the company that conducted the ColorEdge business during 2004.

Fourth Quarter 2005

Net sales for the fourth quarter of 2005 were $21.8 million, an increase of $11.7 million or 116% from $10.1 million in the fourth quarter of 2004. This increase is attributable to the inclusion of net sales from Comp 24 and Crush Creative in the 2005 results.

Gross profit for the fourth quarter of 2005 was $12.4 million, an increase of $7.1 million or 134% from $5.3 million in the fourth quarter of 2004. This increase is attributable to the inclusion of Comp 24 and Crush Creative in the 2005 results. Gross profit as a percentage of net sales, or gross margin, increased from 52.2% in the fourth quarter of 2004 to 56.5% in the fourth quarter of 2005. This increase is primarily attributable to cost efficiencies that have been gained through combining the three companies.

Selling, general and administrative expenses for the fourth quarter of 2005 were $9.7 million up by $3.9 million or 68% from $5.8 million in the fourth quarter of 2004. This increase is attributable to the inclusion of operating expenses from Comp 24 and Crush Creative in 2005 results. Operating expenses as a percentage of net sales decreased from 57.3% in the fourth quarter 2004 to 44.5% in the fourth quarter of 2005. This decrease is attributable primarily to efficiencies gained from combining the three businesses.

Net income available to common stockholders for the fourth quarter of 2005 was $.5 million, an improvement of $1.3 million from the loss of ($.8 million) in the fourth quarter of 2004. The improvement is attributable to the growth in revenues and gross profit margins discussed, coupled with favorable leverage on operating expenses. These improvements were partially offset by a catch up accrual for income tax provision based on a determination that our federal net operating loss carryforward was limited by alternative minimum tax laws and there was no available loss carryforward in the state of New York.

Fiscal 2005

Net sales for fiscal 2005 were $63.0 million, an increase of $11.3 million or 22% from $51.7 million in fiscal 2004. This increase is attributable to the inclusion of Comp 24 and Crush Creative in 2005 results from their respective acquisition dates. The increase was offset by two less months of operations in 2005.

Gross profit for fiscal 2005 was $33.8 million, an increase of $7.9 million or 31% from $25.9 million in fiscal 2004. This increase is attributable to the inclusion of Comp 24 and Crush Creative in 2005 results from their respective acquisition dates. The increase was partially offset by two less months of operations in 2005. Gross profit as a percentage of net sales, or gross margin, increased from 50.1% in fiscal 2004 to 53.7% for fiscal 2005. This increase is primarily attributable to cost efficiencies achieved through the combination of the three companies.
Selling, general and administrative expenses for fiscal 2005 were $26.8 million, an increase of $4.7 million or 21% from $22.1 million in fiscal 2004. This increase is attributable to the inclusion of Comp 24 and Crush Creative in 2005 results from their respective acquisition dates. These increases were partially offset by two less months of operations in 2005. Selling, general and administrative expense as a percentage of net sales decreased from 42.7% in fiscal 2004 to 42.5% for fiscal 2005. This decrease is attributable primarily to efficiencies gained from combining the three businesses.

Interest expense for fiscal 2005 was $264,000, a decrease of $177,000 from $441,000 in fiscal 2004. The change primarily reflects interest income earned on invested cash balances during 2005.

Income tax expense for fiscal 2005 was $.9 million, a decrease of $1.0 million or 50% from $1.9 million in 2004. This decrease results from the Company having net operating loss carryforwards available which were not available to the Predecessor company.

Gain on the sale of discontinued operations was $5.0 million or $.66 per share in fiscal 2005. This one time gain related to the settlement of litigation with D&H Services, LLC. As part of the settlement, the company recovered cash, land and notes receivable, reduced by the assumption of certain liabilities associated with the sale of our software licensing business to D&H Services in August 2004. This sale was rescinded in February 2005, but operations were not resumed at that time.

The Company had net income available to common stockholders for fiscal 2005 of $9.1 million compared to $1.5 million in fiscal 2004.

FILING OF ANNUAL REPORT ON FORM 10 K

Under applicable predecessor accounting rules, the Company is required to include in its Form 10 K for the year ended December 31, 2005 (the “Form 10 K”) certain audited financial statements of the company that conducted the ColorEdge business during 2004 (the “Acquired Business Financials”). The Company is working to finalize the presentation of the Acquired Business Financials in the Form 10 K and has been unable to finish such process in a manner to allow the timely filing of the Form 10 K without unreasonable effort or expense.

The Company will file an extension request with the Securities and Exchange Commission on Form 12B-25 today and anticipates that the Form 10 K will be filed within the allowed extension period prior to April 15, 2006.

About Merisel

Merisel is a leading visual communications and brand imaging solutions provider to its clients. Merisel provides a broad portfolio of graphic services to clients in the Retail, Manufacturing, Beverage, Cosmetic, Advertising, Entertainment and Consumer Packaged Goods industries. These solutions are delivered to clients through its portfolio companies; ColorEdge, Crush Creative, and Comp 24. Learn more at www.merisel.com

Contact:
Hannah Lee - Merisel
(212) 502-6571
hannah.lee@merisel.com

Cautionary Statement

This release contains statements concerning Merisel’s expectations for future performance, and are forward looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. Any such forward looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. The Company undertakes no obligation to update any such forward-looking statements. Please see the Company’s filing with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.

Merisel, Inc.
Consolidated Statement of Operations
Three Months Ended December 31, 2005 and 2004
(In Thousands, Except Per Share Amounts)
	Predecessor 2004	Merisel 2005
	(unaudited)	(unaudited)
Net sales	10,142	21,844

Cost of goods sold	4,850	9,475

Gross profit	5,292	12,369

Selling, general and administrative expenses	5,807	9,727

Operating income (loss)	(515)	2,642

Interest expense	82	191

Income before income tax	(597)	2,451

Income tax provision	198	862

Net income (loss) from continuing operations	(795)	1,589

Income from discontinued operations, net of taxes	-	(627)

Net income (loss)	(795)	962

Preferred stock dividends	-	457

Net income (loss) available to stockholders	(795)	(505)

Wtd average shares (basic and diluted)		7,688

Net income (loss per share (basic and diluted):
Income from continuing operations		0.21
Loss on sale of discontinuing operations		(0.08)
Net Income		0.13
Income available to common stockholders		0.07

Twelve Months Ended December 31, 2005 and 2004
(In Thousands, Except Per Share Amounts)

	Predecessor 2004	Merisel 2005
	(unaudited)	(unaudited)
Net sales	51,752	63,009

Cost of goods sold	25,836	29,248

Gross profit	25,906	33,761

Selling, general and administrative expenses	22,083	26,753

Operating income (loss)	3,823	7,008

Interest expense	441	264

Income before income tax	3,382	6,744

Income tax provision	1,856	925

Net income from continuing operations	1,526	5,819

Gain on sale of discontinued operations, net of taxes	-	5,016

Net income	1,526	10,835

Preferred stock dividends	-	1,774

Net income available to stockholders	1,526	9,061

Wtd average shares
Basic		7,640
Diluted		7,670

Net income (loss per share (basic and diluted):
Income from continuing operations		0.76
Gain on sale of discontinuing operations		0.66
Net Income		1.42
Income available to common stockholders		1.19